Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ben Bittle, Director of Product Management

972.664.8107, bbittle@intrusion.com

Intrusion Inc. Closes $2.7 Million Private Placement

 Richardson, Texas — March 28, 2005 — Intrusion Inc. (NASDAQ: INTZ), today announced that it has closed a $2.7 million private placement of its newly created Series 2 - 5% Convertible Preferred Stock and warrants.   In the private placement, the company sold 1,065,200 shares of preferred stock at a price of $2.50 per share, which convert into 1,065,200 shares of common stock at an initial conversion price of $2.50 per share, and warrants to purchase 532,600 shares of common stock at an exercise price of $2.77 per share.  The conversion price of the preferred stock was based on the Company’s Common Stock at 85% of the average of the closing bid price per share for the five business days ended March 23, 2005 and the exercise price of the warrants was based on 100% of the closing bid price per share on March 23, 2005.  The warrants are exercisable for a five year period starting on September 28, 2005.

G. Ward Paxton, the company’s Chairman, President and Chief Executive Officer, and James F. Gero, an outside director to the company, invested an aggregate of $550,000 in the private placement.  The remaining purchasers were institutional investors and individual accredited investors.

Stonegate Securities, Inc. served as financial advisor to the company in connection with the private placement and received a warrant to purchase 60,390 shares of common stock at a price of $2.77 per share, as part of its compensation.

The company intends to file a Form 8-K with the Securities and Exchange Commission on March 29, 2005 that will provide a description of the private placement and copies of the definitive agreements.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of network intrusion prevention, intrusion detection, regulated information compliance and data privacy protection products.  In addition, Intrusion Inc. offers deployment technologies along with security services for the information-driven economy.  Intrusion’s product families include the Compliance Commander™ for regulated information and data privacy protection, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products, our ability to continue to meet operating expenses through current cash flow or additional financings, our ability to obtain additional financing on acceptable terms, the  highly competitive market for our products, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products, as well as other risks and uncertainties identified in our most recent filings with the SEC.  Copies of these filings can be obtained from our Investor Relations department.

None of the securities referenced in this press release have been registered with the Securities and Exchange Commission.  These securities may not be sold, nor may offers to buy these securities be accepted, prior to the time registration of these securities becomes effective, unless an applicable exemption from registration is available.  This announcement is neither an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to such registration or absent such exemption under applicable federal and state securities laws.